Exhibit 10.2

EARTHLINK, INC.

EXECUTIVES' POSITION ELIMINATION

AND SEVERANCE PLAN

AND SUMMARY PLAN DESCRIPTION

(As Amended and Restated Effective as of February 17, 2006)

EarthLink, Inc.
Executives' Position Elimination and Severance Plan
(As Amended and Restated Effective as of February 17, 2006)

EarthLink, Inc. (the "Company") adopted the EarthLink, Inc. Executives' Position Elimination and Severance Plan (the "Plan"), effective as of October 21, 2002, to provide eligible employees with severance pay and benefits in the event their positions with the Company are eliminated. The Company amended and restated the Plan effective as of December 1, 2003 and subsequently amended and restated the Plan effective as of April 22, 2005. The Company now hereby amends and restates the Plan, as set forth herein, effective as of February 17, 2006. The Company has the responsibility of maintaining business practices that are within the bounds of local, state and federal laws, applying the same practices consistently to all employees and treating individuals with dignity, respect, fairness and compassion.

The Plan is an unfunded welfare benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and a severance pay plan within the meaning of United States Department of Labor Regulations Section 2510.3-2(b). This document serves as both the Plan document and the summary plan description for the Plan. The Plan supersedes any prior EarthLink severance plans, programs or policies covering employees eligible under this Plan, both formal and informal, other than those plans, programs or policies the terms of which specifically provide that they cannot be superseded or terminated.

Eligible Employees

The Plan applies to regular employees of the Company who are employed in positions at the Blue Zone Level 2 or 3 or Red Zone of the Career Band System and whose positions with the Company are eliminated, except as otherwise provided herein. If an employee regularly works less than forty (40) hours per week, benefits under the Plan will be prorated according to the employee's established workweek. Independent contractors, consultants, individuals performing services through an independent contractor, consulting or similar agreement, leased employees and temporary employees are not eligible for benefits under the Plan. Employees who terminate employment with the Company but accept a position with an Affiliate are no longer eligible to participate in the Plan.

Conditions of Ineligibility

An otherwise eligible employee shall not be eligible for severance pay under the Plan if:

    the employee ceases to be an eligible employee as described above, other than as a result of a position elimination;

    the employee is involuntarily terminated for reasons other than a position elimination;

    the employee retires, resigns, quits, dies, becomes disabled or abandons his or her position;

    the employee accepts another position with the Company or with an Affiliate of the Company ("Affiliate" means any entity with whom the Company would be considered a single employer under Sections 414(b) or 414(c) of the Internal Revenue Code of 1986, as amended (the "Code"));

    the employee is offered another position within the Company or an Affiliate, with the same or a higher level of salary or wages, at the employee's current location of employment or at another location within fifty (50) miles of the employee's current location of employment;

    the employee is assigned to any part of the Company's or an Affiliate's business that is sold or otherwise transferred to a different company, whether or not the employee retains his or her job with such other company;

    the employee is covered by an individual employment or severance agreement that provides for the payment of severance benefits or other separation benefits in the event of the employee's termination of employment;

    the termination of the employee's employment entitles the employee to benefits under the EarthLink, Inc. Position Elimination and Severance Plan, the EarthLink, Inc. Change-in-Control Accelerated Vesting and Severance Plan, the EarthLink Network, Inc. Key Employee Compensation Continuation Plan, the EarthLink Accelerated Vesting and Compensation Continuation Plan, or any other similar severance or compensation continuation plan of the Company or any of its predecessors; or

    the Plan is terminated.

Position Elimination

From time to time, individual Business Divisions within the Company will identify positions to be eliminated, and the employees in those positions, and will provide this information to Human Resources ("HR").

The Business Divisions will provide HR with the reasons for the elimination of the position. HR will document the business reasons for the position elimination. The Company is committed to the practice of non-discrimination.

Position Elimination Categories

When a position is eliminated there are four potential scenarios for the eligible employee.

  The employee's current position is eliminated and the employee is offered another position with the Company or an Affiliate with the same or a higher level salary or wages at the employee's current location of employment, or at another location within fifty (50) miles of the employee's current location of employment. If the employee accepts the new position, the employee's employment relationship with the Company or an Affiliate continues. If the employee declines the position offered, the employee will not be entitled to any severance pay or benefits under the Plan.

  The employee's current position is eliminated and the employee is offered another position with the Company or an Affiliate with lower salary or wages at the same or another location of employment. The employee will have the option of accepting the new position or taking the severance package. If the employee accepts the new position, the employee's employment relationship with the Company or an Affiliate continues. If the employee declines the offered position, the employee will be given the severance package as stated below.

  The employee's current position is eliminated and the employee is offered another position with the Company or an Affiliate with the same or a higher salary or wages at another location that is fifty (50) or more miles from the employee's current location of employment. The employee will have the option of accepting the new position or taking the severance package. If the employee accepts the new position, the employee's employment relationship with the Company or an Affiliate continues. If the new position entitles the employee to relocation benefits under the Company's Corporate Relocation Policy, the employee will be offered the Corporate Relocation Package. The expense of the relocation will be paid by the employee's new department. If the employee declines the offered position, the employee will be given the severance package as stated below.

  The employee's current position is eliminated and no other position is offered. In this case, the employee will be given the severance package as stated below.

  Severance Pay and Benefits

  In exchange for providing the Company with an enforceable Waiver and Release Agreement in a form acceptable to the Company, and for not later revoking that Waiver and Release Agreement, each eligible employee shall be entitled to receive severance pay and benefits, as stated below. Please note that the severance pay described below will be prorated for those eligible employees who work a regular schedule of less than forty (40) hours per week.

  Employees whose positions are at Blue Zone Level 2 and 3. After the notice period, eligible employees will receive the following severance pay and benefits:

    Six (6) months base salary paid in a lump sum as soon as administratively practicable following the termination of employee's employment with the Company and all Affiliates. Base salary excludes overtime, incentive compensation, bonuses, and any other forms of compensation over and above the employee's base salary rate.

    For employees eligible and participating in the Company's medical, dental, and vision plans, the Company will pay to eligible employees who elect COBRA an amount equal to the employer portion of active employees' premiums for those plans, plus the two percent COBRA administration fee, for four (4) months of COBRA benefits coverage. The Company will make this payment in a single lump sum as soon as administratively practicable following termination of the employee's employment. The Company shall withhold or obtain payment for applicable income and employment taxes from any payments for COBRA benefits. Ex-employees may continue COBRA for the COBRA eligibility period by paying 100 percent of the COBRA premium.

    Six (6) months of outplacement services provided by a vendor selected by the Company, with a value of up to $4,800. No cash payment is available in lieu of the outplacement services.

    Employees given notice that their positions are being eliminated after the first quarter but prior to July 1st of any calendar year will be paid the pro-rata bonus, if any, otherwise payable under the EarthLink Employee Bonus Plan based on regular earnings and management's estimate of the year-end bonus payout. This payment will be calculated at the time of and paid with the lump sum severance payment described above. Employees given notice that their positions are being eliminated after July 1st of any calendar year will be eligible for the pro-rata bonus, if any, otherwise payable under the EarthLink Employee Bonus Plan, based on regular earnings for that year and actual business results, payable at the normal time of the bonus payout; provided, however, that such pro-rata bonus will be paid no later than the 15th day of the third month of the calendar year following the calendar year in which the employee's right to such pro-rata bonus vests. Severance pay is not considered regular earnings. Employees given notice that their positions are being eliminated during the first quarter of any calendar year will not be eligible for any bonus otherwise payable under the EarthLink Employee Bonus Plan for that year.

  Employees whose positions are in the Red Zone. Eligible employees whose positions are in the Red Zone of the Career Band System will receive, after the notice period, the following severance pay and benefits:

    Twelve (12) months base salary paid in a lump sum as soon as administratively practicable following the termination of employee's employment with the Company and all Affiliates. Base salary excludes overtime, incentive compensation, bonuses, and any other forms of compensation over and above the employee's base salary rate.

    For employees eligible and participating in the Company's medical, dental and vision plans, the Company will pay to the eligible employees who elect COBRA an amount equal to the employer portion of the employees premiums for those plans, plus the two percent COBRA administration fee, for four (4) months of COBRA benefits coverage. The Company will make this payment in a single lump sum as soon as administratively practicable following termination of the employee's employment. The Company shall withhold or obtain payment for applicable income and employment taxes from any payments for COBRA benefits. Ex-employees may continue COBRA for the COBRA eligibility period by paying 100 percent of the COBRA premium.

    Twelve (12) months of executive-level outplacement services provided by a vendor selected by the Company with a value of up to $6,800. No cash payment is available in lieu of the outplacement services.

    Employees given notice that their positions are being eliminated after the first quarter of any calendar year will be eligible for the pro-rata bonus, if any, otherwise payable under the EarthLink Executive Bonus Plan, based on regular earnings for that year and actual business results, payable at the normal time of the bonus payout; provided, however, that such pro-rata bonus will be paid no later than the 15th day of the third month of the calendar year following the calendar year in which the employee's right to such pro-rata bonus vests. Severance pay is not considered regular earnings. Employees given notice that their positions are being eliminated during the first quarter of any calendar year will not be eligible for any bonus otherwise payable under the EarthLink Executive Bonus Plan for that year.

The consideration for the voluntary Waiver and Release Agreement shall be the severance pay and benefits provided under this Plan that the eligible employee would otherwise not be eligible to receive.

The Company may, in its sole discretion, enhance the amount of severance pay that an eligible employee is entitled to receive under this Plan in addition to the amount of severance described above or make available additional or other forms of severance benefits hereunder. To the extent the Company in its sole discretion enhances the amount of severance pay or provides any additional forms of severance benefits under this Plan, such enhanced severance pay and additional forms of severance benefits shall be provided under the Plan and pursuant to the terms and other conditions hereof. Notwithstanding the foregoing, however, no other severance or other benefits provided an employee shall be deemed enhanced severance pay or additional or other forms of severance benefits provided under this Plan unless such other arrangements specifically reference that they are being provided under this Plan. All legally required federal, state and local withholding taxes and any sums owing to the Company shall be deducted from severance pay and benefits due under this Plan.

Delay in Payment for Specified Employees

Notwithstanding any other provision of this Plan, if an otherwise eligible employee is a Specified Employee (as defined below), and if the severance package payable to such Specified Employee hereunder is not otherwise exempt from Section 409A of the Code, then to the extent necessary to comply with Section 409A no payments may be made hereunder (including, if necessary, any payments for COBRA benefits) before the date which is six months after the Specified Employee's separation from service within the meaning of Section 409A or, if earlier, the date of death of the Specified Employee. Because the amounts paid pursuant to this Plan should be paid by the 15th day of the third month following the end of the calendar year in which employees have a termination of employment, all amounts should be exempt from Section 409A. These Specified Employee six-month delay provisions will only be applicable if it is subsequently determined that the amounts paid pursuant to this Plan are not exempt from Section 409A.

For purposes of this Plan, "Specified Employee" means an employee who is (i) an officer of the Company having annual compensation greater than $135,000 (with certain adjustments for inflation after 2005), (ii) a five-percent owner of the Company or (iii) a one-percent owner of the Company having annual compensation greater than $150,000. For purposes of this Section, no more than 50 employees (or, if lesser, the greater of three or 10 percent of the employees) shall be treated as officers. Employees who (i) normally work less than 17 1/2 hours per week, (ii) normally work not more than 6 months during any year, (iii) have not attained age 21 or (iv) are included in a unit of employees covered by an agreement which the Secretary of Labor finds to be a collective bargaining agreement between employee representatives and the Company (except as otherwise provided in regulations issued under the Code) shall be excluded for purposes of determining the number of officers. For purposes of this Section, the term "five-percent owner" ("one-percent owner") means any person who owns more than five percent (one percent) of the outstanding stock of the Company or stock possessing more than five percent (one percent) of the total combined voting power of all stock of the Company. For purposes of determining ownership, the attribution rules of Section 318 of the Code shall be applied by substituting "five percent" for "50 percent" in Section 318(a)(2) and the rules of Sections 414(b), 414(c) and 414(m) of the Code shall not apply. For purposes of this Section, the term "compensation" has the meaning given such term by Section 414(q)(4) of the Code. The determination of whether the employee is a Specified Employee will be based on a December 31 identification date such that if the employee satisfies the above definition of Specified Employee at any time during the 12-month period ending on December 31, he will be treated as a Specified Employee if he has a termination of employment during the 12-month period beginning on the first day of the fourth month following the identification date. This definition is intended to comply with the specified employee rules of Section 409A(a)(2)(B)(i) of the Code and shall be interpreted accordingly.

Compliance with Code Section 409A

This Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be construed and interpreted in accordance therewith. The Company may at any time amend, suspend or terminate this Plan, or any payments to be made hereunder, as necessary to be in compliance with Section 409A. Notwithstanding the preceding, the Company and its Affiliates shall not be liable to any employee or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any amount under this Plan is subject to taxes, penalties or interest as a result of failing to comply with Code Section 409A.

Reemployment and Death

In the event a former employee receiving severance pay or benefits under the Plan is subsequently rehired by the Company or hired by an Affiliate, the employee shall not be required to repay any severance pay or benefits previously received under the Plan and shall still be entitled to receive the payment of any pro-rata bonus payable under the Plan; provided, however, that payment of such prorated bonus under the Plan shall be reduced (but not below zero) to the extent the rehired employee is entitled to receive all or any portion of such bonus after rehire under the EarthLink Employee Bonus Plan or the hired employee is entitled to receive all or any portion of a similar bonus alternative by an Affiliate; there being no intent to provide duplicate payments to such employee with respect to such bonus. However, such employee will not be entitled to receive under this Plan any severance pay or benefits not yet paid. In the event a former employee receiving severance pay or benefits under the Plan is offered and rejects another position with the Company or an Affiliate, all unpaid severance pay and benefits shall continue. In the event a former employee receiving severance pay or benefits under the Plan dies, all unpaid severance pay and benefits shall continue and shall be paid to the employee's designated beneficiary or estate.

Waiver and Release Agreement

In order to receive the severance pay and benefits available under the Plan, an eligible employee must submit a signed Waiver and Release Agreement, in a form acceptable to the Company, to the Plan Administrator on or within 21 days (45 days in the event of a group termination) after the employee's date of termination of employment, but not prior to the date of termination of employment.

An eligible employee may revoke a signed Waiver and Release Agreement within seven (7) days of signing the Waiver and Release Agreement. Any such revocation must be made in writing and must be received by the Plan Administrator within such seven (7) day period. An eligible employee who timely revokes the Waiver and Release Agreement shall not be eligible to receive severance pay or benefits under the Plan. An eligible employee who timely submits a signed Waiver and Release Agreement and who does not exercise the right of revocation shall be eligible to receive severance pay and benefits under the Plan only after the applicable period for revoking such Waiver and Release Agreement has expired.

Eligible employees are advised to contact their personal attorneys at their own expense to review the Waiver and Release Agreement if they so desire.

No Duplicate Payments

The severance pay and benefits available under the Plan are the maximum to which an employee is entitled from the Company in the event of involuntary termination of employment. The Company and an eligible employee may be parties to other agreements, policies, plans, programs or arrangements relating to the employee's employment which do not specifically disqualify the employee from participation in this Plan. In such an event, this Plan shall be construed and interpreted so that severance pay and benefits are provided under this Plan only to the extent that similar amounts of severance and benefits are not paid or provided to such employee under any other agreements, policies, plans, programs or arrangements; it being the intent of this Plan not to provide to the employee any duplicative payments of severance pay or other benefits. The Company, in its sole discretion, shall determine whether payments or other benefits to the employee under any other such agreements, policies, plans, programs or arrangements shall constitute duplicative payments of severance pay or benefits hereunder. In the event the Company determines that payments or other benefits to the employee under any other such agreements, policies, plans, programs or arrangements constitute duplicative payments, the severance pay or benefits otherwise payable under this Plan shall be reduced to the extent of such duplicative payments.

To the extent that a federal, state or local law requires the Company to provide notice and/or make a payment to an eligible employee because of involuntary termination of employment, or in accordance with a plant closing law, such as the WARN Act, the severance pay and benefits available under the Plan for periods for which the employee is not required to report to work shall be reduced by the amount of any such mandated payment.

Confidentiality

The terms and conditions of this Plan and the employees' severance pay and benefits under the Plan shall remain strictly confidential. Employees may not discuss or disclose any terms of this Plan or its benefits with anyone except their attorneys, accountants and immediate family members who shall be instructed to maintain the confidentiality agreed to under this Plan, except as may be required by law.

Confidential Information/Cooperation

In order to receive severance pay and benefits under the Plan, eligible employees shall be required to confirm in the Waiver and Release Agreement the terms of their Employee Confidentiality and Invention Assignment Agreement or other employee confidentiality agreement(s) with the Company and, at the Company's discretion, to agree in the Waiver and Release Agreement to such other terms relating to the protection and return of the Company's confidential and proprietary business information and other Company property as the Company deems appropriate.

After an employee's termination of employment, he or she shall, with reasonable notice, furnish information as may be in his or her possession, control or knowledge and to otherwise cooperate with and assist the Company as reasonably may be requested in connection with any claims or legal actions in which the Company is or may become a party, or in any matter in which he or she was involved or of which he or she had knowledge while employed by the Company. No employee shall be entitled to any compensation for such cooperation except for reimbursement by the Company for his or her actual out-of-pocket expenses or costs incurred with this cooperation.

Return of Company Property

Upon termination of employment, employees shall return to the Company all property of the Company in their possession, custody or control, including keys, credit cards, identification cards, laptop computers, Personal Digital Assistants (PDAs), car and mobile telephones, pagers, parking stickers, correspondence, notes, memoranda, reports, manuals, notebooks, drawings, sketches, blueprints, formulae, prototypes, models, computer disks, computer printouts, information stored electronically on computers, and the trade secrets and other confidential information of the Company. Employees shall not make any copies, nor shall they retain any originals or copies of such property.

Plan Administration

The Company shall act as the Plan Administrator of the Plan (or shall have the power to appoint a Plan Administrator of the Plan) and the "named fiduciary" within the meaning of such terms as defined in ERISA. It shall be the principal duty of the Plan Administrator to see that the Plan is carried out, in accordance with its terms, and operated uniformly for similarly situated individuals.

Authority of Plan Administrator

The Plan Administrator shall have sole discretionary power to administer the Plan, subject to applicable requirements of law. The Plan Administrator shall have the authority to interpret the Plan and to determine all questions arising under or in connection with the Plan, including all questions of fact and questions of eligibility to participate and obtain benefits under the Plan. The Plan Administrator shall pay benefits under the Plan, in accordance with its terms, but only if it determines in its sole discretion that the claimant is entitled to them.

The Plan Administrator may delegate to other persons responsibilities for performing certain of the duties of the Plan Administrator under the Plan and may seek expert advice as the Plan Administrator deems reasonably necessary with respect to the Plan. The Plan Administrator shall be entitled to rely upon the information and advice furnished by such persons and experts, unless actually knowing such information and advice to be inaccurate or unlawful.

All actions and determinations of the Plan Administrator shall be final, binding and conclusive on all parties. As permitted by law, the Company will indemnify and save the Plan Administrator's designees harmless against expenses, claims and liabilities arising out of his or their actions on behalf of the Company in connection with the administration of the Plan, except expenses, claims and liabilities arising out of such person's own gross negligence or bad faith or for which applicable law does not permit such indemnification.

Claim Procedures

Employees do not need to complete a claim for benefits to obtain benefits under the Plan. However, employees who dispute the amount of, or their entitlement to, Plan benefits must file a claim with the Plan Administrator to obtain Plan benefits. Any claim by an employee who disputes the amount of, or his or her entitlement to, Plan benefits must be filed in writing within thirty (30) days of the event that the employee is asserting constitutes an entitlement to such Plan benefits. Failure by the employee to submit such claim within the thirty (30)-day period shall bar the employee from any claim for benefits under the Plan as a result of the occurrence of such event.

Claims for benefits shall be filed in writing with the Plan Administrator. Written notice of the decision on such claim shall be furnished to the claimant within ninety (90) days of receipt of such claim unless special circumstances require an extension of time for processing the claim. If the Plan Administrator needs an extension of time to process a claim, written notice will be delivered to the claimant before the end of the initial ninety (90) day period. The notice of extension will include a statement of the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its final decision. However, that extension may not exceed ninety (90) days after the end of the initial period. If the Plan Administrator rejects a claim for failure to furnish necessary material or information, the written notice to the claimant will explain what more is needed and why, and will tell the claimant that the claimant may refile a proper claim.

The Plan Administrator shall provide payment for the claim only if the Plan Administrator determines, in its sole discretion, that the claimant is entitled to the claimed benefit.

If any part of a claim for benefits under this Plan is denied, the Plan Administrator will provide the claimant with a written notice stating (i) the specific reason or reasons for the denial; (ii) the specific reference to pertinent Plan provisions on which the denial was based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) appropriate information as to the steps to be taken if the claimant wishes to submit a claim for review, including a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

The full value of any payment made according to the Plan satisfies that much of the claim and all related claims under the Plan.

Appeal Procedures

If a claim is denied, the claimant may appeal the denial by delivering a written notice to the Plan Administrator specifying the reasons for the appeal. That notice must be delivered within sixty (60) days after receiving the notice of denial. The claimant may submit written comments, documents, records and other information relating to the claimant's claim for benefits. The claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's claim for benefits. The Plan Administrator's review will take into account all such written comments, documents, records and other information the claimant submits relating to the claim, without regard to whether such information was submitted or considered initially.

The Plan Administrator will advise the claimant in writing of the final determination after review. The decision on review will be written in a manner calculated to be understood by the claimant, and it will include specific reasons for the decision and specific references to the pertinent provisions of the Plan or related documents on which the decision is based. Such written notification also will include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's claim for benefits, the claimant's right to obtain the information about such procedures and a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA following a denial on review. The written decision will be rendered within sixty (60) days after the request for review is received, unless special circumstances require an extension of time for processing. If an extension is necessary the Plan Administrator will furnish written notice of the extension to the claimant before the end of the 60-day period and indicate the special circumstances requiring the extension of time. The extension notice will indicate the date by which the Plan Administrator expects to render a decision. The decision will then be rendered as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

If the Plan Administrator holds regularly scheduled meetings at least quarterly, the time periods for rendering the written decision described in the preceding paragraph shall not apply and the Plan Administrator shall instead make a benefit determination no later than the date of the meeting of the Plan Administrator that immediately follows the Plan's receipt of a request for review, unless the request for review is filed within 30 days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second meeting following the Plan's receipt of the request for review. If special circumstances require a further extension of time for processing, a benefit determination will be rendered no later than the third meeting of the Plan Administrator following the Plan's receipt of the request for review. If such an extension of time for review is required because of special circumstances, the Plan Administrator will provide the claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The Plan Administrator will notify the claimant of the benefit determination as soon as possible, but not later than five days after the benefit determination is made.

In no event shall an employee or other claimant be entitled to challenge a decision of the Plan Administrator in court or in any other administrative proceeding unless and until these claim review and appeal procedures have been complied with and exhausted. The claimant shall have ninety (90) days from the date of receipt of the Plan Administrator's decision on review in which to file suit regarding a claim for benefits under the Plan. If suit is not filed within such 90-day period, it shall be forever barred. The decisions made hereunder shall be final and binding on participants, employees and any other party.

Amendment / Termination / No Vesting

Eligible employees do not have any vested right to severance pay and benefits under the Plan. The Company reserves the right, in its sole discretion, to amend or terminate the Plan at any time by written action of its Chief Executive Officer, Executive Vice President, Chief Financial Officer or Vice President of Human Resources or any of their designees or by such other action as the Company may determine.

No Representations Contrary to the Plan

The terms of an employee's severance pay and benefits are as set forth in this document, which cannot be changed by the promises of any individual employee or manager. Only the Company may change the terms of the Plan, and then only through a written amendment. No promises (oral or written) that are contrary to the terms of the Plan and its written amendments are binding upon the Plan, the Plan Administrator or the Company.

Plan Funding

The Plan is funded entirely through Company payments from its operating assets. Severance pay and benefits are not held under any trust, are paid from the general assets of the Company, are unsecured, and are subject to the claims of the Company's general creditors. The rights of eligible employees are no greater than those of an unsecured general creditor of the Company.

Coordination With Other Benefits

Severance pay and benefits under the Plan are not considered eligible earnings for the Company's 401(k) Plan, Stock-4-LESS (Employee Stock Purchase Plan) or any other benefit program.

Restriction Against Assignment

Severance pay and benefits under the Plan may not be assigned, pledged or encumbered in any manner, and any attempt to do so shall be void. The Company shall make deductions from Plan severance payments to the extent required by court-ordered garnishment, wage assignment or similar law.

Controlling Law

Except to the extent superseded by laws of the United States, the laws of the State of Delaware shall be controlling in all matters relating to the Plan.

Reemployment Other Than As An Employee

The Company may, in its sole discretion, determine how an employee whose position is eliminated but who is offered another position as an independent contractor or consultant with the Company or with an Affiliate shall be treated for purposes of the Plan. In that respect, the Company, in its sole discretion, may make all such determinations under the Plan, including without limitation, determining (i) whether a regular employee whose position has been eliminated but who is rehired as an independent contractor or consultant is an eligible employee, (ii) whether an otherwise eligible employee will be eligible for severance pay if the employee is retained, or hired by an Affiliate, as an independent contractor or consultant under any agreement that provides for severance or similar benefits on termination of service, (iii) whether an employee whose position has been eliminated but who is offered work by the Company or an Affiliate as an independent contractor or consultant qualifies for severance pay and benefits under any of the position elimination categories set forth under the Plan, and (iv) whether any employee whose position is eliminated is deemed to be re-employed to the extent the employee is retained, or hired by an Affiliate, as an independent contractor or consultant. Notwithstanding the foregoing, an eligible employee will not be given a severance package under the Plan if the eligible employee continues to provide services to the Company or any of its Affiliates in a capacity other than as an eligible employee and such services are provided at an annual rate that is 50 percent or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is 50 percent or more of the annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period).

Temporary Leave of Absence

An eligible employee will not be considered to have had a termination of employment and will not be entitled to the severance pay and benefits under this Plan if the otherwise eligible employee goes on military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government) for a period of less than six months, or for a longer period if the employee's right to reemployment is provided either by statute or by contract; provided, however, if the eligible employee otherwise meets the requirements for receiving severance pay and benefits under this Plan and if the period of leave (i) ends or (ii) exceeds six months and the employee's right to reemployment is not provided either by statute or by contract, then the eligible employee will be considered to have had a termination of employment and will be entitled to the severance pay and benefits as of the first date immediately following such time if the eligible employee otherwise would be entitled to such benefits if the eligible employee terminated employment as of such time.

General Plan Information

Plan Name

EarthLink, Inc. Executives' Position Elimination and Severance Plan (As Amended and Restated Effective as of February 17, 2006)

Plan Sponsor

EarthLink, Inc.

1375 Peachtree Street

Atlanta, GA 30309

(404) 815-0770

Employer Identification Number (EIN)

58-2511877

Plan Number

506

Plan Type

The Plan is a welfare benefit plan that pays severance benefits.

Plan Administrator

Plan Administrator, EarthLink, Inc. Executives' Position Elimination and Severance Plan

c/o EarthLink, Inc.

1375 Peachtree Street

Atlanta, GA 30309

(404) 815-0770

Agent for Service of Legal Process

c/o EarthLink, Inc.

VP, Human Resources

1375 Peachtree Street

Atlanta, GA 30309

(404) 815-0770

Plan Year

The calendar year.

ERISA Rights Statement

As participant in this Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

    examine, without charge at the Plan Administrator's office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including collective bargaining agreements, and a copy of the latest Annual Report (Form 5500 series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration (f/k/a the Pension Welfare Benefits Administration).

    obtain copies of all documents governing the operation of the Plan including collective bargaining agreements and copies of the latest Annual Report (Form 5500 series), if any, and an updated summary plan description, by making a written request to the Plan Administrator and paying a reasonable charge for the copies.

    receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each participant under the Plan with a copy of this summary annual report.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in your interest and in the interest of the other Plan participants and beneficiaries.

No one, including your employer, your union, or any other person may fire you or otherwise discriminate against you, in any way solely to prevent you from getting a benefit or exercising your rights under ERISA. If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest Annual Report from the Plan and do not receive them within thirty (30) days, you may file suit in federal court. In such a case, the court may require the Plan Administrator to provide the documents and pay you up to $110 a day until you receive them, unless they were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If your suit is successful, the court may order the person you have sued to pay costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.